Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 12, 2013	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FOURTH QUARTER AND FULL YEAR 2012 RESULTS;
REPORTS RECORD FULL YEAR ADJUSTED EBITDA OF $1.4 BILLION
AND ANNOUNCES INCREASED COMMON DIVIDEND

Full Year 2012 Highlights

•                  Net income attributable to Huntsman Corporation increased to $363 million compared to $247 million in the prior year period.

•                  Adjusted EBITDA improved 15% to $1,396 million compared to the prior year period.

•                  Adjusted diluted income per share improved 33% to $2.25 compared to the prior year period.

Fourth Quarter 2012 Highlights

•                  Adjusted EBITDA was $233 million compared to $243 million in the prior year period.

•                  Adjusted diluted income per share was $0.24 compared to $0.28 in the prior year period.

•                  Net loss attributable to Huntsman Corporation was $40 million compared to $105 million of income in the prior year period.  The decrease from the prior year period was primarily due to a $78 million loss on early extinguishment of debt (compared to $2 million in the prior year period) and $40 million of restructuring costs (compared to $4 million of credits in the prior year period).

Increased Common Dividend

•                  The company’s board of directors has declared a $0.125 per share cash dividend on its common stock.  The dividend is payable on March 29, 2013 to stockholders of record as of March 15, 2013.

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, except per share amounts, unaudited	2012	2011	2012	2012	2011

Revenues	$2,619	$2,632	$2,741	$11,187	$11,221

Net (loss) income attributable to Huntsman Corporation	$(40)	$105	$116	$363	$247
Adjusted net income(1)	$58	$68	$168	$542	$408

Diluted (loss) income per share	$(0.17)	$0.44	$0.48	$1.51	$1.02
Adjusted diluted income per share(1)	$0.24	$0.28	$0.70	$2.25	$1.69

EBITDA(1)	$104	$273	$341	$1,187	$1,039
Adjusted EBITDA(1)	$233	$243	$401	$1,396	$1,214

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2012 results with revenues of $2,619 million and adjusted EBITDA of $233 million.

Peter R. Huntsman, our President and CEO, commented:

“Our 2012 adjusted EBITDA of $1.4 billion represents record earnings for our current configuration of businesses.  I am very enthusiastic about the direction in which the company is headed.  Within our largest division — Polyurethanes — our MDI business is growing at attractive rates, and future prospects are pointing towards tighter market conditions.  In the fourth quarter, I was pleased to see that our smallest division — Textile Effects — recorded positive earnings as a result of our restructuring and cost cutting efforts.  Our Pigments division is going through a business cycle where we expect an improvement in earnings beginning in the second half of 2013.

We have put programs in place across our divisions that will enhance our future competitiveness and increase shareholder value.  I expect the future annual benefits of these programs to be approximately $190 million when complete in the middle of 2014.

The company generated more than $200 million in cash from operations and repaid $50 million of term loans in the fourth quarter.  We look forward to funding future growth opportunities with free cash flow generation and remain committed to reducing our overall debt.”

Segment Analysis for 4Q12 Compared to 4Q11

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended December 31, 2012 compared to the same period in 2011 was due to higher average selling prices and higher sales volumes partially offset by the strength of the U.S. dollar against the euro.  PO/MTBE average selling prices increased primarily due to favorable market conditions.  MDI average selling prices increased in all regions partially offset by the strength of the U.S. dollar against the euro.  MDI sales volumes increased primarily due to strong demand globally for insulation and the housing & automotive recovery in North America, PO/MTBE volumes increased due to strong demand.  The increase in adjusted EBITDA was primarily due to higher volumes, higher contribution margins and lower fixed costs.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended December 31, 2012 compared to the same period in 2011 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to lower product availability of intermediates as we prepared for our first quarter 2013 maintenance and softer demand for European surfactants.  Average selling prices declined due to lower raw material costs and the strength of the U.S. dollar against major international currencies, partially offset by an improvement in sales mix.  The increase in adjusted EBITDA was primarily due to higher sales volumes and higher contribution margins in our amines business as well as higher contribution margins in our maleic anhydride and North American intermediates businesses.

Advanced Materials

Revenues were essentially unchanged in our Advanced Materials division for the three months ended December 31, 2012 compared to the same period in 2011 as higher sales volumes offset lower average selling prices.  Sales volumes increased primarily due to stronger demand in the Americas, Asia Pacific and India while sales volumes in Europe decreased due to planned manufacturing maintenance and lower demand in the wind energy market.  Average selling prices decreased primarily due to competitive market pressure, lower raw material costs in most regions and the strength of the U.S. dollar against major international currencies.

The decrease in adjusted EBITDA was primarily due to lower contribution margins partially offset by lower selling, general and administrative costs as a result of recent restructuring efforts.

On January 23, 2013 we announced a comprehensive restructuring program in our Advanced Materials division designed to improve efficiencies and increase its global competitiveness.  We expect the program to be complete by the middle of 2014 with future annual benefits of approximately $70 million.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended December 31, 2012 compared to the same period in 2011 was due to higher sales volumes, partially offset by lower average selling prices.  Sales volumes increased due to increased global market share and improved demand.  The increase in local currency average selling prices was offset by the strength of the U.S. dollar against major international currencies.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Pigments

The decrease in revenues in our Pigments division for the three months ended December 31, 2012 compared to the same period in 2011 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to lower global demand and customer destocking.  Average selling prices decreased due to lower global demand and the strength of the U.S. dollar against major international currencies.  The decrease in adjusted EBITDA was primarily due to lower sales volumes and lower contribution margins.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $15 million to a loss of $49 million for the three months ended December 31, 2012 compared to a loss of $34 million for the same period in 2011.  The decrease in adjusted EBITDA was primarily the result of a $6 million increase in LIFO inventory valuation expense (income of nil in 2012 compared to $6 million of income in 2011) and increased corporate expenses.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2012 we had $887 million of combined cash and unused borrowing capacity compared to $1,043 million at December 31, 2011.

For the three months ended December 31, 2012 our primary net working capital decreased by $130 million and we generated $218 million in cash from operations.  For the year ended December 31, 2012 our primary net working capital increased by $102 million and we generated $774 million in cash from operations.

On October 31, 2012 we repaid $50 million of our senior secured term loans due 2014.

On December 3, 2012 we used the proceeds of our recent 4.875% senior notes offering due 2020 to redeem $400 million of 5.5% senior notes due 2016.  In connection with the redemption, we recognized a loss on early extinguishment of debt in the fourth quarter of approximately $77 million.  The 5.5% senior notes were favorably issued to us at less than market interest rates; accounting standards required us to record the notes on our balance sheet at less than face value and amortize the difference over time up to the full face value of $400 million.  As a result, when we refinanced the notes we recognized an increase of recorded debt on our balance sheet of $73 million.

Total capital expenditures for the year ended December 31, 2012 were $412 million.  We expect to spend approximately $450 million on capital expenditures in 2013 which approximates our annual depreciation and amortization.

Income Taxes

During the three months ended December 31, 2012 we recorded an income tax benefit of $17 million and paid $71 million in cash for income taxes.  Our adjusted effective income tax rate for the three months ended December 31, 2012 was approximately 26%.

During the year ended December 31, 2012 we recorded income tax expense of $169 million and paid $224 million in cash for income taxes.  Our adjusted effective income tax rate for the year ended December 31, 2012 was approximately 30%.

We expect our full year 2013 adjusted effective tax rate to be approximately 35% primarily due to the effect of tax valuation allowances and expected regional mix of income.  We expect our long term effective income tax rate to be approximately 30 - 35%.

Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2012 financial results on Tuesday, February 12, 2013 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4205
International participants	(617) 213 - 4862
Passcode	39830729

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P9P3QHHYU

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning February 12, 2013 and ending February 19, 2013.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	46339142

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts, unaudited	2012	2011	2012	2011

Revenues	$2,619	$2,632	$11,187	$11,221
Cost of goods sold	2,199	2,243	9,153	9,381
Gross profit	420	389	2,034	1,840
Operating expenses	305	246	1,097	1,067
Restructuring, impairment and plant closing costs (credits)	40	(4)	92	167
Operating income	75	147	845	606
Interest expense, net	(54)	(62)	(226)	(249)
Equity in income of investment in unconsolidated affiliates	2	2	7	8
Loss on early extinguishment of debt	(78)	(2)	(80)	(7)
Other (loss) income	(1)	2	1	2
(Loss) income before income taxes	(56)	87	547	360
Income tax benefit (expense)	17	2	(169)	(109)
(Loss) income from continuing operations	(39)	89	378	251
Income (loss) from discontinued operations, net of tax(2)	—	4	(7)	(1)
Extraordinary gain on the acquisition of a business, net of tax of nil	1	2	2	4
Net (loss) income	(38)	95	373	254
Net (income) loss attributable to noncontrolling interests, net of tax	(2)	10	(10)	(7)
Net (loss) income attributable to Huntsman Corporation	$(40)	$105	$363	$247

Adjusted EBITDA(1)	$233	$243	$1,396	$1,214

Adjusted net income(1)	$58	$68	$542	$408

Basic (loss) income per share	$(0.17)	$0.45	$1.53	$1.04
Diluted (loss) income per share	$(0.17)	$0.44	$1.51	$1.02
Adjusted diluted income per share(1)	$0.24	$0.28	$2.25	$1.69

Common share information:
Basic shares outstanding	238.2	235.7	237.6	237.6
Diluted shares	238.2	239.5	240.6	241.7
Diluted shares for adjusted diluted income per share	241.3	239.5	240.6	241.7

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions, unaudited	2012	2011	(Worse)	2012	2011	(Worse)

Segment Revenues:
Polyurethanes	$1,182	$1,043	13%	$4,894	$4,434	10%
Performance Products	723	755	(4)%	3,065	3,301	(7)%
Advanced Materials	311	313	(1)%	1,325	1,372	(3)%
Textile Effects	190	174	9%	752	737	2%
Pigments	286	399	(28)%	1,436	1,642	(13)%
Eliminations and other	(73)	(52)	(40)%	(285)	(265)	(8)%

Total	$2,619	$2,632	—	$11,187	$11,221	—

Segment Adjusted EBITDA(1):
Polyurethanes	$186	$79	135%	$772	$476	62%
Performance Products	79	60	32%	361	374	(3)%
Advanced Materials	6	15	(60)%	92	111	(17)%
Textile Effects	1	(22)	NM	(22)	(64)	66%
Pigments	10	145	(93)%	362	508	(29)%
Corporate, LIFO and other	(49)	(34)	(44)%	(169)	(191)	12%

Total	$233	$243	(4)%	$1,396	$1,214	15%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	December 31, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	6%	(2)%	(1)%	10%	13%
Performance Products	(3)%	(2)%	5%	(4)%	(4)%
Advanced Materials	(6)%	(3)%	1%	7%	(1)%
Textile Effects	1%	(2)%	(1)%	11%	9%
Pigments	(9)%	(2)%	—	(17)%	(28)%
Total Company	—	(2)%	—	2%	—

	Twelve months ended
	December 31, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	4%	(2)%	—	8%	10%
Performance Products	(3)%	(3)%	2%	(3)%	(7)%
Advanced Materials	(6)%	(4)%	—	7%	(3)%
Textile Effects	—	(4)%	(1)%	7%	2%
Pigments	14%	(5)%	—	(22)%	(13)%
Total Company	2%	(3)%	1%	—	—

(a) Excludes revenues and sales volumes primarily from tolling arrangements and the sale of by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$104	$273	$17	$2	$(40)	$105	$(0.17)	$0.44
Adjustments:
Legal settlements and related expenses	6	8	(2)	(3)	4	5	0.02	0.02
Loss on early extinguishment of debt	78	2	(28)	(1)	50	1	0.21	—
Restructuring, impairment, plant closing and transition costs (credits)	45	(4)	(4)	(7)	41	(11)	0.17	(0.05)
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(3)	(2)	5	5	0.02	0.02
Acquisition expenses	3	—	(1)	—	2	—	0.01	—
Gain on disposition of businesses/assets	(3)	(34)	—	3	(3)	(31)	(0.01)	(0.13)
Loss (income) from discontinued operations, net of tax(2)	1	—	N/A	N/A	—	(4)	—	(0.02)
Extraordinary gain on the acquisition of a business, net of tax	(1)	(2)	N/A	N/A	(1)	(2)	—	(0.01)

Adjusted(1)	$233	$243	$(21)	$(8)	$58	$68	$0.24	$0.28

Adjusted income tax expense					21	8
Net income (loss) attributable to noncontrolling interests, net of tax					2	(10)

Adjusted pre-tax income(1)					$81	$66

Adjusted effective tax rate					26%	12%

		Income Tax	Net Income (Loss)	Diluted Income (Loss)
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts, unaudited	2012	2012	2012	2012

GAAP(1)	$341	$(61)	$116	$0.48
Adjustments:
Legal settlements and related expenses	4	(2)	2	0.01
Loss on early extinguishment of debt	1	(1)	—	—
Loss on initial consolidation of subsidiaries	4	—	4	0.02
Restructuring, impairment, plant closing and transition costs	51	(11)	40	0.17
Discount amortization on settlement financing associated with the terminated merger	N/A	(3)	5	0.02
Acquisition expenses	1	—	1	—
Loss from discontinued operations, net of tax(2)	—	N/A	1	—
Extraordinary gain on the acquisition of a business, net of tax(3)	(1)	N/A	(1)	—

Adjusted(1)	$401	$(78)	$168	$0.70

Adjusted income tax expense			78

Adjusted pre-tax income(1)			$250

Adjusted effective tax rate			31%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$1,187	$1,039	$(169)	$(109)	$363	$247	$1.51	$1.02
Adjustments:
Legal settlements and related expenses	11	46	(4)	(17)	7	29	0.03	0.12
Loss on early extinguishment of debt	80	7	(29)	(3)	51	4	0.21	0.02
Loss (gain) on initial consolidation of subsidiaries	4	(12)	—	2	4	(10)	0.02	(0.04)
Restructuring, impairment, plant closing and transition costs	109	167	(18)	(11)	91	156	0.38	0.65
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(11)	(10)	20	18	0.08	0.07
Acquisition expenses	5	5	(1)	(1)	4	4	0.02	0.02
Gain on disposition of businesses/assets	(3)	(40)	—	3	(3)	(37)	(0.01)	(0.15)
Loss from discontinued operations, net of tax(2)	5	6	N/A	N/A	7	1	0.03	—
Extraordinary gain on the acquisition of a business, net of tax	(2)	(4)	N/A	N/A	(2)	(4)	(0.01)	(0.02)

Adjusted(1)	$1,396	$1,214	$(232)	$(146)	$542	$408	$2.25	$1.69

Adjusted income tax expense					232	146
Net income attributable to noncontrolling interests, net of tax					10	7

Adjusted pre-tax income(1)					$784	$561

Adjusted effective tax rate					30%	26%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, unaudited	2012	2011	2012	2012	2011

Net (loss) income attributable to Huntsman Corporation	$(40)	$105	$116	$363	$247
Interest expense, net	54	62	56	226	249
Income tax (benefit) expense from continuing operations	(17)	(2)	61	169	109
Income tax benefit from discontinued operations(2)	(1)	(4)	—	(3)	(5)
Depreciation and amortization of continuing operations	108	112	107	427	439
Depreciation and amortization of discontinued operations(2)	—	—	1	5	—

EBITDA(1)	$104	$273	$341	$1,187	$1,039

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2012	2012	2011
		(unaudited)

Cash	$396	$444	$562
Accounts and notes receivable, net	1,534	1,626	1,529
Inventories	1,819	1,807	1,539
Other current assets	370	365	316
Property, plant and equipment, net	3,745	3,626	3,622
Other assets	1,020	1,078	1,089

Total assets	$8,884	$8,946	$8,657

Accounts payable	$1,102	$1,017	$862
Other current liabilities	791	758	752
Current portion of debt	288	130	212
Long-term debt	3,414	3,550	3,730
Other liabilities	1,393	1,275	1,325
Total equity	1,896	2,216	1,776

Total liabilities and equity	$8,884	$8,946	$8,657

Table 7 — Outstanding Debt

	December 31,		September 30,	December 31,
In millions	2012		2012	2011
			(unaudited)

Debt:
Senior credit facilities	$1,565	(a)	$1,613	$1,696
Accounts receivable programs	241		237	237
Senior notes	568	(b)	490	472
Senior subordinated notes	892		892	976
Variable interest entities	270		266	281
Other debt	166		182	280

Total debt - excluding affiliates	3,702		3,680	3,942

Total cash	396		444	562

Net debt- excluding affiliates	$3,306		$3,236	$3,380

(a) net of $26 million unamortized discount as of December 31, 2012

(b) net of $32 million unamortized discount as of December 31, 2012

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Year ended
	December 31,	December 31,
In millions, unaudited	2012	2012	2011

Total cash at beginning of period	$444	$562	$973

Net cash provided by operating activities	218	774	365
Net cash used in investing activities	(172)	(471)	(280)
Net cash used in financing activities	(95)	(473)	(490)
Effect of exchange rate changes on cash	1	3	(7)
Change in restricted cash	—	1	1

Total cash at end of period	$396	$396	$562

Supplemental cash flow information:
Cash paid for interest	$(32)	$(209)	$(204)
Cash paid for income taxes	(71)	(224)	(119)
Cash paid for capital expenditures	(164)	(412)	(330)
Depreciation & amortization	108	432	439

Changes in primary working capital:
Accounts and notes receivable	102	—	(121)
Inventories	4	(248)	(161)
Accounts payable	24	146	24

Total source (use) of cash	$130	$(102)	$(258)

Footnotes

(1)         We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  EBITDA from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); acquisition expenses; certain legal settlements and related expenses; loss on early extinguishment of debt; loss (gain) on initial consolidation of subsidiaries; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of businesses/assets.  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); discount amortization on settlement financing associated with the terminated merger; acquisition expenses; certain legal settlements and related expenses; loss on early extinguishment of debt; loss (gain) on initial consolidation of subsidiaries; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of businesses/assets.   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)         During the first quarter 2010 we closed our Australian styrenics operations, results from this business are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2012 revenues of over $11 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.